Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

MicroOptical Devices, Inc., a Delaware corporation

EMCORE IRB Company, Inc., a New Mexico corporation

EMCORE Real Estate Holding Corporation, a Delaware corporation

TPS Acquisition Corporation, a Delaware corporation

TPS Financing Corporation, a Delaware corporation